Sub-Item 77K:  CHANGE IN INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

BBD, LLP ("BBD") was previously the independent registered public accounting firm for the Bradesco Latin American Equity Fund and Bradesco Latin American Hard Currency Bond Fund (together, the "Funds"), each a series of FundVantage Trust (the "Trust"). On September 22, 2015, BBD's appointment as independent registered public accounting firm was terminated and Tait, Weller & Baker LLP ("TWB") was selected as independent registered public accounting firm of the Funds for the fiscal year ending April 30, 2016. The decision to change independent registered public accounting firms was approved by the Fund's audit committee and Board of Trustees.

BBD's reports on the Funds' financial statements for the Funds' two most recently completed fiscal years ended April 30, 2015 and April 30, 2014 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds' two most recently completed fiscal years ended April 30, 2015 and April 30, 2014 and through September 22, 2015, there were no disagreements between the Funds and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. During the two years ended April 30, 2015 and April 30, 2014 and through September 22, 2015, there were no "reportable events" within the meaning of Item 304, paragraph (a)(1)(v), of Regulation S-K under the Securities Exchange Act of 1934, as amended ("Regulation S-K").

As indicated above, the Trust has appointed TWB as the independent registered public accounting firm to audit the Funds' financial statements for the fiscal year ending April 30, 2016. During the Fund's fiscal years ended April 30, 2014 and April 30, 2015, and for the period from May 1, 2015 through September 22, 2015, neither the Trust nor anyone on its behalf has consulted TWB on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Funds requested that BBD furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit to this Form N-SAR.